TEARLAB CORPORATION

(formerly OCCULOGIX, INC. and formerly VASCULAR SCIENCES CORPORATION)

2002 STOCK INCENTIVE PLAN

AS AMENDED EFFECTIVE AS OF FEBRUARY 5, 2015

1. Establishment, Purpose and Term of Plan.

1.1 Establishment. The TearLab Corporation 2002 Stock Incentive Plan (the “Plan”) was originally established effective as of the effective date of the Delaware reincorporation of OccuLogix Corporation (the predecessor corporation to the Company) on June 5, 2002 (the “Original Effective Date”), and is hereby amended and restated effective as of February 5, 2015 (the “Effective Date”).

1.2 Purpose. The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract, retain and reward persons performing services for the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group.

1.3 Term of Plan. The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing Awards granted under the Plan have lapsed. However, all Awards shall be granted, if at all, within ten (10) years from February 5, 2015.

2. Definitions and Construction.

2.1 Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock or Restricted Stock Units.

(b) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(c) “Board” means the Board of Directors of the Company. If one or more Committees have been appointed by the Board to administer the Plan, “Board” also means such Committee(s).

(d) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(e) “Committee” means the Compensation Committee or other committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. Unless the powers of the Committee have been specifically limited, the Committee shall have all of the powers of the Board granted herein, including, without limitation, the power to amend or terminate the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law.

(f) “Company” means TearLab Corporation, a Delaware corporation, or any successor corporation thereto.

(g) “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent Corporation or Subsidiary Corporation to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided, further, that a Consultant will include only those persons to whom the issuance of shares of Stock may be registered under Form S-8 promulgated under the Securities Act.

(h) “Director” means a member of the Board or of the board of directors of any other Participating Company.

(i) “Disability” means the inability of the Participant, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of the Participant’s position with the Participating Company Group because of the sickness or injury of the Participant.

(j) “Employee” means any person treated as an employee (including an Officer or a Director who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a Director nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the Plan as of the time of the Company’s determination, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l) “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Board, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

(i) If, on such date, the Stock is listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock (or the mean of the closing bid and asked prices of a share of Stock if the Stock is so quoted instead) as quoted on the Nasdaq National Market, The Nasdaq SmallCap Market or such other national or regional securities exchange or market system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Board, in its discretion.

(ii) If, on such date, the Stock is not listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be as determined by the Board in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse.

(m) “Incentive Stock Option” means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

(n) “Insider” means an Officer, a Director of the Company or other person whose transactions in Stock are subject to Section 16 of the Exchange Act.

(o) “Involuntary Termination” means the termination of the Service of any individual which occurs by reason of:

(i) Such individual’s involuntary dismissal or discharge by the Company for reasons other than Misconduct, or

(ii) Such individual’s voluntary resignation following (A) a change in his or her position with the Company which materially reduces his or her duties and responsibilities or the level of management to which he or she reports, (B) a reduction in his or her level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of such individual’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected without the individual’s consent.

(p) “Misconduct” means the commission of any act of fraud, embezzlement or dishonesty by the Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Company (or any Participating Company), or any other intentional misconduct by such person adversely affecting the business or affairs of the Company (or any Participating Company) in a material manner. The foregoing definition shall not in any way preclude or restrict the right of the Company (or any Participating Company) to discharge or dismiss any Participant or other person in the Service of the Company (or any Participating Company) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Plan, to constitute grounds for termination for Misconduct.

(q) “Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Award Agreement) or which does not qualify as an Incentive Stock Option.

(r) “Officer” means any person designated by the Board as an officer of the Company.

(s) “Option” means a right to purchase Stock pursuant to the terms and conditions of the Plan. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

(t) “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(u) “Participant” means the holder of an outstanding Award.

(v) “Participating Company” means the Company or any Parent Corporation or Subsidiary Corporation.

(w) “Participating Company Group” means, at any point in time, all corporations collectively which are then Participating Companies.

(x) “Performance Goals” means the goal(s) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (i) revenue, (ii) gross margin, (iii) operating margin, (iv) operating income, (v) pre-tax profit, (vi) pre-tax margin, (vii) earnings before interest, taxes, depreciation and amortization, (viii) net income, (ix) cash flow, (x) operating expenses, (xi) the market price of Stock, (xii) earnings per share, (xiii) earnings yield, (xiv) earnings yield spread, (xv) total stockholder return, (xvi) return on capital, (xvii) return on assets, (xviii) product quality, (xix) economic value added, (xx) number of customers, (xxi) market share, (xxii) return on investments, (xxiii) profit after taxes, (xxiv) customer satisfaction, (xxv) business divestitures and acquisitions, (xxvi) supplier awards from significant customers, (xxvii) new product development, (xxviii) working capital, (xxix) time to market, (xxx) return on net assets, and (xxxi) sales. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, passage of time and/or against another company or companies), (iii) on a per-share basis, (iv) against the performance of the Company as a whole or a segment of the Company, and (v) on a pre-tax or after-tax basis.

(y) “Period of Restriction” means the period during which the transfer of shares of Restricted Stock are subject to restrictions and therefore, the shares of Stock are subject to a substantial risk of forfeiture. Such restrictions may be based on Performance Goals, the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Board.

(z) “Restricted Stock” means shares of Stock issued pursuant to a Restricted Stock Award under Section 8 of the Plan.

(aa) “Restricted Stock Unit” means a bookkeeping entry representing the right to receive one share of Stock under Section 9 of the Plan. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(bb) “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

(cc) “Securities Act” means the Securities Act of 1933, as amended.

(dd) “Service” means a Participant’s employment or service with the Participating Company Group, whether in the capacity of an Employee, a Director or a Consultant. A Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service to the Participating Company Group or a change in the Participating Company for which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, a Participant’s Service with the Participating Company Group shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company; provided, however, that (i) if any such leave exceeds three (3) months, then three (3) months following the first (1st) day of such leave the Participant’s Service shall be deemed to have terminated unless the Participant’s right to return to Service with the Participating Company Group is guaranteed by statute or contract and (ii) for purposes of Incentive Stock Options, if reemployment upon expiration of a leave of absence approved by the Company is not guaranteed by statute or contract and exceeds three (3) months, then six (6) months following the first (1st) day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, a leave of absence shall not be treated as Service for purposes of determining vesting under the Participant’s Award Agreement. The Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the corporation for which the Participant performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.

(ee) “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.2.

(ff) “Stock Appreciation Right” means a right to surrender to the Company all or a portion of an Option in exchange for an amount equal to the excess, if any, of: (i) the Fair Market Value as of the date such Option or portion thereof is surrendered of the Stock issuable on exercise of such Option or portion thereof over (ii) the exercise price of such Option or portion thereof relating to such stock.

(gg) “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

(hh) “Ten Percent Owner” means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company within the meaning of Section 422(b)(6) of the Code.

2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise. Where a Stock Appreciation Right has been granted in conjunction with an Option, the term “Option” shall include the related Stock Appreciation Right where the context permits.

3. Administration.

3.1 Administration by the Board. The Plan shall be administered by the Board. All questions of interpretation of the Plan or of any Award shall be determined by the Board, and such determinations shall be final and binding upon all persons having an interest in the Plan or such Award.

3.2 Authority of Officers. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent authority with respect to such matter, right, obligation, determination or election.

3.3 Powers of the Board. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Board shall have the full and final power and authority, in its discretion:

(a) to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock to be subject to each Award;

(b) to designate Options as Incentive Stock Options or Nonstatutory Stock Options;

(c) to determine the Fair Market Value of shares of Stock or other property;

(d) to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired upon the exercise thereof, including, without limitation, (i) the exercise price of the Award, (ii) the method of payment for shares purchased upon the exercise of the Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with the Award, including by the withholding or delivery of shares of stock, (iv) the timing, terms and conditions of the exercisability of the Award or the vesting of any shares acquired upon the exercise thereof, (v) the time of the expiration of the Award, (vi) the effect of the Participant’s termination of Service with the Participating Company Group on any of the foregoing, and (vii) all other terms, conditions and restrictions applicable to the Award or such shares not inconsistent with the terms of the Plan;

(e) to approve one or more forms of Award Agreement;

(f) to amend, modify, extend, cancel, or renew any outstanding Award or to waive any restrictions or conditions applicable to any outstanding Award or any shares acquired upon the exercise thereof;

(g) to accelerate, continue, extend or defer the exercisability of any Award or the vesting of any shares acquired upon the exercise thereof, including with respect to the period following a Participant’s termination of Service with the Participating Company Group;

(h) to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt supplements to, or alternative versions of, the Plan, including, without limitation, as the Board deems necessary or desirable to comply with the laws of, or to accommodate the tax policy or custom of, foreign jurisdictions whose citizens may be granted Awards; and

(i) to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Board may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.

3.4 Administration with Respect to Insiders. With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

3.5 Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or officers or employees of the Participating Company Group, members of the Board and any officers or employees of the Participating Company Group to whom authority to act for the Board or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

4. Shares Subject to Plan.

4.1 Maximum Number of Shares Issuable. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be seven million two hundred thousand (7,200,000). This share reserve shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof. If an outstanding Award for any reason expires, is forfeited, or is terminated or canceled or if shares of Stock are acquired upon the exercise of an Award subject to a Company repurchase option and are repurchased by the Company at the Participant’s exercise price, the shares of Stock allocable to the unexercised portion of such Award or repurchased, forfeited or cancelled shares of Stock shall again be available for issuance under the Plan. However, except as adjusted pursuant to Section 4.2, in no event shall more than seven million two hundred thousand (7,200,000) shares of Stock be available for issuance pursuant to the exercise of Incentive Stock Options (the “ISO Share Issuance Limit”).

4.2 Adjustments for Changes in Capital Structure. In the event of any dividend or other distribution (whether in the form of cash, shares of Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the shares of Stock, appropriate adjustments shall be made in the number and class of shares subject to the Plan and to any outstanding Awards, in the ISO Share Issuance Limit set forth in Section 4.1, and in the exercise price per share of any outstanding Awards. If a majority of the shares which are of the same class as the shares that are subject to outstanding Awards are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event, as defined in Section 11.1) shares of another corporation (the “New Shares”), the Board may unilaterally amend the outstanding Awards to provide that such Awards are exercisable for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise price per share of, the outstanding Awards shall be adjusted in a fair and equitable manner as determined by the Board, in its discretion. Notwithstanding the foregoing, any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded down to the nearest whole number, and in no event may the exercise price of any Award be decreased to an amount less than the par value, if any, of the stock subject to the Award. The adjustments determined by the Board pursuant to this Section 4.2 shall be final, binding and conclusive.

5. Eligibility and Award Limitations.

5.1 Persons Eligible for Awards. Awards may be granted only to Employees, Consultants, and Directors. Eligible persons may be granted more than one (1) Award. However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.

5.2 Option Grant Restrictions. Any person who is not an Employee on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option.

5.3 Fair Market Value Limitation. To the extent that options designated as Incentive Stock Options (granted under all stock option plans of the Participating Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portions of such options which exceed such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section 5.3, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a different limitation from that set forth in this Section 5.3, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section 5.3, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Separate certificates representing each such portion shall be issued upon the exercise of the Option.

6. Terms and Conditions of Options.

Options shall be evidenced by Option Agreements specifying the number of shares of Stock covered thereby, in such form as the Board shall from time to time establish. No Option or purported Option shall be a valid and binding obligation of the Company unless evidenced by a fully executed Option Agreement. Option Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

6.1 Exercise Price. The exercise price for each Option shall be established in the discretion of the Board; provided, however, that (a) the exercise price per share for an Incentive Stock Option shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option, (b) the exercise price per share for a Nonstatutory Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option, and (c) no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.

6.2 Exercisability and Term of Options. Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Board and set forth in the Option Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option. Subject to the foregoing, unless otherwise specified by the Board in the grant of an Option, any Option granted hereunder shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.

6.3 Payment of Exercise Price.

(a) Forms of Consideration Authorized. Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or cash equivalent, (ii) by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant having a Fair Market Value not less than the exercise price, (iii) by delivery of a properly executed notice together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System) (a “Cashless Exercise”), (iv) by such other consideration as may be approved by the Board from time to time to the extent permitted by applicable law, or (v) by any combination thereof. The Board may at any time or from time to time, by approval of or by amendment to the standard forms of Option Agreement described in Section 10, or by other means, grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

(b) Limitations on Forms of Consideration.

(i) Tender of Stock. Notwithstanding the foregoing, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. Unless otherwise provided by the Board, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock unless such shares either have been owned by the Participant for more than six (6) months (and not used for another Option exercise by attestation during such period) or were not acquired, directly or indirectly, from the Company.

(ii) Cashless Exercise. The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise.

(iii) Payment by Promissory Note. No promissory note shall be permitted if the exercise of an Option using a promissory note would be a violation of any law. Any permitted promissory note shall be on such terms as the Board shall determine. The Board shall have the authority to permit or require the Participant to secure any promissory note used to exercise an Option with the shares of Stock acquired upon the exercise of the Option or with other collateral acceptable to the Company. Unless otherwise provided by the Board, if the Company at any time is subject to the regulations promulgated by the Board of Governors of the Federal Reserve System or any other governmental entity affecting the extension of credit in connection with the Company’s securities, any promissory note shall comply with such applicable regulations, and the Participant shall pay the unpaid principal and accrued interest, if any, to the extent necessary to comply with such applicable regulations.

6.4 Repurchase Rights. Shares issued under the Plan may be subject to a right of first refusal, one or more repurchase options, or other conditions and restrictions as determined by the Board in its discretion at the time the Option is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

6.5 Effect of Termination of Service.

(a) Option Exercisability. Subject to earlier termination of the Option as otherwise provided herein and unless otherwise provided by the Board in the grant of an Option and set forth in the Option Agreement, an Option shall be exercisable after a Participant’s termination of Service only during the applicable time period determined in accordance with this Section 6.6 and thereafter shall terminate:

(i) Disability. If the Participant’s Service terminates because of the Disability of the Participant, the Option, to the extent unexercised and exercisable on the date on which the Participant’s Service terminated, may be exercised by the Participant (or the Participant’s guardian or legal representative) at any time prior to the expiration of twelve (12) months (or such longer period of time as determined by the Board, in its discretion) after the date on which the Participant’s Service terminated, but in any event no later than the date of expiration of the Option’s term as set forth in the Option Agreement evidencing such Option (the “Option Expiration Date”).

(ii) Death. If the Participant’s Service terminates because of the death of the Participant, the Option, to the extent unexercised and exercisable on the date on which the Participant’s Service terminated, may be exercised by the Participant’s legal representative or other person who acquired the right to exercise the Option by reason of the Participant’s death at any time prior to the expiration of twelve (12) months (or such longer period of time as determined by the Board, in its discretion) after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date. The Participant’s Service shall be deemed to have terminated on account of death if the Participant dies within three (3) months (or such longer period of time as determined by the Board, in its discretion) after the Participant’s termination of Service.

(iii) Other Termination of Service. If the Participant’s Service terminates for any reason, except Disability or death, the Option, to the extent unexercised and exercisable by the Participant on the date on which the Participant’s Service terminated, may be exercised by the Participant at any time prior to the expiration of three (3) months (or such longer period of time as determined by the Board, in its discretion) after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date.

(b) Extension if Exercise Prevented by Law. Notwithstanding the foregoing, if the exercise of an Option within the applicable time periods set forth in Section 6.6(a) is prevented by the provisions of Section 11 below, the Option shall remain exercisable until three (3) months (or such longer period of time as determined by the Board, in its discretion) after the date the Participant is notified by the Company that the Option is exercisable, but in any event no later than the Option Expiration Date.

(c) Extension if Participant Subject to Section 16(b). Notwithstanding the foregoing, if a sale within the applicable time periods set forth in Section 6.6(a) of shares acquired upon the exercise of the Option would subject the Participant to suit under Section 16(b) of the Exchange Act, the Option shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of such shares by the Participant would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after the Participant’s termination of Service, or (iii) the Option Expiration Date.

(d) Extension during Blackout Period. Notwithstanding the foregoing, if there is in effect during the applicable time periods set forth in Section 6.6(a) a Company-imposed trading blackout to which the Participant is subject (including a Participant that is an Insider) and provided that neither Section 6.6(b) nor Section 6.6(c) is applicable to the circumstances at hand, the Option shall remain exercisable until the earlier of (i) the end of the tenth business day following the end of the trading blackout or (ii) the Option Expiration Date.

6.6 Transferability of Options. During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant’s guardian or legal representative. No Option shall be assignable or transferable by the Participant, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Board, in its discretion, and set forth in the Option Agreement evidencing such Option, a Nonstatutory Stock Option shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 Registration Statement under the Securities Act.

7. Terms and Conditions of Stock Appreciation Rights.

7.1 Grant of Stock Appreciation Rights. The Committee may, from time to time, grant Stock Appreciation Rights to any Participant in connection with the grant of any Option. Any such grant of Stock Appreciation Rights shall be included in the Option Agreement.

7.2 Specific Terms of Stock Appreciation Rights. Stock Appreciation Rights shall be exercisable only at the same time, by the same person and to the same extent, that the Option related thereto is exercisable. Upon exercise of any Stock Appreciation Right, the corresponding portion of the related Option shall be surrendered to the Company.

7.3 Exercise of Stock Appreciation Rights. The Company has the absolute right, at any time and from time to time, to require a Participant to exercise an Option in lieu of the related Stock Appreciation Right.

8. Terms and Conditions of Restricted Stock.

8.1 Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Board, at any time and from time to time, may grant Shares of Restricted Stock to Employees, Consultants or Directors in such amounts as the Board, in its sole discretion, will determine.

8.2 Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of shares of Restricted Stock granted, and such other terms and conditions as the Board, in its sole discretion, will determine. Unless the Board determines otherwise, the Company as escrow agent will hold shares of Restricted Stock until the restrictions on such shares of Restricted Stock have lapsed.

8.3 Transferability. Except as provided in this Section 8 or the Award Agreement, shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

8.4 Other Restrictions. The Board, in its sole discretion, may impose such other restrictions on shares of Restricted Stock as it may deem advisable or appropriate.

8.5 Removal of Restrictions. Except as otherwise provided in this Section 8, shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Board may determine. The Board, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

8.6 Voting Rights. During the Period of Restriction, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares of Restricted Stock, unless the Board determines otherwise.

8.7 Dividends and Other Distributions. During the Period of Restriction, Participants holding shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such shares of Restricted Stock, unless the Board provides otherwise. If any such dividends or distributions are paid in shares of Stock, the shares of Stock will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid.

8.8 Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

9. Terms and Conditions of Restricted Stock Units.

9.1 Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Board. After the Board determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

9.2 Vesting Criteria and Other Terms. The Board will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Board may set vesting criteria based upon the achievement of Performance Goals, Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Board in its discretion.

9.3 Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Board. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Board, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

9.4 Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Board and set forth in the Award Agreement. The Board, in its sole discretion, may only settle earned Restricted Stock Units in cash, shares of Stock, or a combination of both.

9.5 Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

10. Standard Forms of Award Agreement.

10.1 Award Agreement. Unless otherwise provided by the Board at the time the Award is granted, an Award shall comply with and be subject to the terms and conditions set forth in the form of Award Agreement approved by the Board concurrently with its adoption of the Plan and as amended from time to time.

10.2 Authority to Vary Terms. The Board shall have the authority from time to time to vary the terms of any standard form of Award Agreement described in this Section 10 either in connection with the grant or amendment of an individual Award or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Award Agreement are not inconsistent with the terms of the Plan.

11. Change in Control.

11.1 Definitions.

(a) An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company.

(b) A “Change in Control” shall mean an Ownership Change Event or a series of related Ownership Change Events (collectively, a “Transaction”) wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or, in the case of a Transaction described in Section 11.1(a)(iii), the corporation or other business entity to which the assets of the Company were transferred (the “Transferee”), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Board shall have the right to determine whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

11.2 Effect of Change in Control on Awards. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiring Corporation”), may, without the consent of the Participant, either assume the Company’s rights and obligations under outstanding Awards or substitute for outstanding Awards substantially equivalent awards for the Acquiring Corporation’s stock. In the event that the Acquiring Corporation does not assume or substitute for the outstanding Awards, the Participant will fully vest in and have the right to exercise all of his or her outstanding Awards, including shares of Stock as to which such Awards would not otherwise be vested or exercisable. Any Awards which are neither assumed or substituted for by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control. Notwithstanding the foregoing, shares acquired upon exercise of an Award prior to the Change in Control and any consideration received pursuant to the Change in Control with respect to such shares shall continue to be subject to all applicable provisions of the Award Agreement evidencing such Award except as otherwise provided in such Award Agreement. Furthermore, notwithstanding the foregoing, if the corporation the stock of which is subject to the outstanding Awards immediately prior to an Ownership Change Event described in Section 11.1(a)(i) constituting a Change in Control is the surviving or continuing corporation and immediately after such Ownership Change Event less than fifty percent (50%) of the total combined voting power of its voting stock is held by another corporation or by other corporations that are members of an affiliated group within the meaning of Section 1504(a) of the Code without regard to the provisions of Section 1504(b) of the Code, the outstanding Awards shall not terminate unless the Board otherwise provides in its discretion. Additionally, and notwithstanding anything in this Section 11.2 to the contrary, if a Participant’s Service is terminated by reason of an Involuntary Termination within eighteen (18) months following the effective date of a Change in Control in which the Acquiring Corporation assumes or substitutes for outstanding Awards, the shares of Stock subject to such Participant’s outstanding Awards will automatically accelerate and vest in full as of the Participant’s termination of Service, including shares of Stock as to which such Awards would not otherwise be vested or exercisable. Any Award so accelerated shall remain exercisable until the Award’s expiration or, if earlier, the termination of the Award, as provided in the Participant’s Award Agreement.

12. Tax Withholding.

The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable pursuant to an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the federal, state, local and foreign taxes, if any, required by law to be withheld by the Participating Company Group with respect to such Award or the shares acquired pursuant thereto. Alternatively or in addition, in its discretion, the Company shall have the right to require the Participant, through payroll withholding, cash payment or otherwise, including by means of a Cashless Exercise (as applicable), to make adequate provision for any such tax withholding obligations of the Participating Company Group arising in connection with the Award or the shares acquired pursuant thereto. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates. The Company shall have no obligation to deliver shares of Stock or to release shares of Stock from an escrow established pursuant to the Award Agreement until the Participating Company Group’s tax withholding obligations have been satisfied by the Participant.

13. Compliance With Code Section 409A.

Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A, except as otherwise determined in the sole discretion of the Board. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Board. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A.

14. No Effect on Employment or Service.

Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s Service with the Participating Company Group, nor will they interfere in any way with the Participant’s right or the right of any Participating Company to terminate such Service at any time, with or without cause, to the extent permitted by applicable law.

15. Compliance with Securities Law.

The grant of Awards and the issuance of shares of Stock upon exercise of Awards shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities. Awards may not be exercised if the issuance of shares of Stock upon exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised unless (a) a registration statement under the Securities Act shall at the time of exercise of the Award be in effect with respect to the shares issuable upon exercise of the Award or (b) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of any Award, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

16. Termination or Amendment of Plan.

Without the approval of the Company’s stockholders, the Board may terminate or amend the Plan at any time. However, subject to changes in applicable law, regulations or rules that would permit otherwise, without the approval of the Company’s stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.2), (b) no change in the class of persons eligible to receive Incentive Stock Options, (c) no extension of the term of an Award granted to an Insider, other than as provided for in Section 6.6(d), (d) no reduction in the exercise price of an Award granted to an Insider, other than in connection with adjustments for changes in the Company’s capital structure as permitted pursuant to Section 4.2 and (e) no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule. No termination or amendment of the Plan shall adversely affect any then outstanding Award unless expressly agreed to by the affected Participant or required by applicable law, legislation or rule. In any event, no termination or amendment of the Plan may adversely affect any then outstanding Award without the consent of the Participant, unless such termination or amendment is required to enable an Award designated as an Incentive Stock Option to qualify as an Incentive Stock Option or is necessary to comply with any applicable law, regulation or rule.

17. Stockholder Approval.

The Plan or any increase in the maximum aggregate number of shares of Stock issuable thereunder as provided in Section 4.1 (the “Authorized Shares”) shall be approved by the stockholders of the Company within twelve (12) months of the date of adoption thereof by the Board. Awards granted prior to stockholder approval of the Plan or in excess of the Authorized Shares previously approved by the stockholders shall become exercisable no earlier than the date of stockholder approval of the Plan or such increase in the Authorized Shares, as the case may be.

PLAN HISTORY

June 2002	Board of Directors of OccuLogix Corporation, a Florida corporation (“OccuLogix”) adopts Plan, with an initial reserve of Two Million Six Hundred Seventy-Eight Thousand Nine Hundred and Ninety-Seven (2,678,997) shares. This share reserve includes the number of shares of stock underlying outstanding options and the number of shares available for grant as options under the OccuLogix Corporation 1997 Stock Option Plan. However, this share reserve, at any time, shall be reduced by the number of shares subject to Prior Plan Options.

June 2002	Stockholders of OccuLogix approve Plan, with an initial reserve of Two Million Six Hundred Seventy-Eight Thousand Nine Hundred and Ninety-Seven (2,678,997) shares. This share reserve includes the number of shares of stock underlying outstanding options and the number of shares available for grant as options under the OccuLogix Corporation 1997 Stock Option Plan. However, this share reserve, at any time, shall be reduced by the number of shares subject to Prior Plan Options.

June 2002	Effective date of Delaware reincorporation of OccuLogix.

December 2004	Board of Directors of OccuLogix, Inc. amends Plan to increase the share reserve to 4,456,000.

April 2007	Board of Directors of OccuLogix, Inc. resolves to submit to the stockholders of OccuLogix, Inc., for their authorization at the 2007 Annual Meeting, a proposal to increase the share reserve under the Plan by 2,000,000, from 4,456,000 to 6,456,000.

June 2007	Stockholders of OccuLogix, Inc. approve the proposal to increase the share reserve under the Plan by 2,000,000, from 4,456,000 to 6,456,000.

May 2008	Board of Directors of OccuLogix, Inc. resolves to submit to the stockholders of OccuLogix, Inc., for their authorization at the 2008 Annual and Special Meeting, a proposal to increase the share reserve under the Plan by 53,544,000, from 6,456,000 to 60,000,000.

September 2008	Stockholders of OccuLogix, Inc. approve the proposal to increase the share reserve under the Plan by 53,544,000, from 6,456,000 to 60,000,000.

October 2008	OccuLogix, Inc. effects a 1:25 reverse stock split, as a result of which every 25 issued and outstanding shares of common stock were combined into one share (and any fractional share was converted into a whole share) and the share reserve under the Plan was decreased to 2,400,000.

December 2009	Board of Directors of OccuLogix, Inc. resolves to submit to the stockholders of OccuLogix, Inc., for their authorization at the 2010 Annual Meeting, a proposal to increase the share reserve under the Plan by 800,000, from 2,400,000 to 3,200,000.

May 2010	Board of Directors of OccuLogix, Inc. approves the amendment of the Plan to provide for full vesting acceleration of all outstanding stock options in the event of a change in control in which the acquiring corporation does not assume or substitute for outstanding stock options under the Plan; and (ii) full vesting acceleration of all outstanding stock options held by an optionee in the event the optionee’s service with OccuLogix (or its successor) is involuntarily terminated within 18 months following a change in control in which the acquiring corporation assumes or substitutes for outstanding stock options under the Plan.

June 2010	Stockholders of TearLab Corporation (formerly OccuLogix, Inc.) approve the proposal to increase the share reserve under the Plan by 800,000, from 2,400,000 to 3,200,000.

April 2012	Board of Directors of TearLab Corporation approve the amendment of the Plan to provide for (i) an increase in the share reserve under the Plan by 1,000,000 from 3,200,000 to 4,200,000 and (ii) ability to grant Restricted Stock and Restricted Stock Units.

June 2012	Stockholders of TearLab Corporation approve the amendment of the Plan to provide for (i) an increase in the share reserve under the Plan by 1,000,000 from 3,200,000 to 4,200,000 and (ii) ability to grant Restricted Stock and Restricted Stock Units.

March 2013	Board of Directors of TearLab Corporation approve the amendment of the Plan to provide for an increase in the share reserve under the Plan by 1,000,000 from 4,200,000 to 5,200,000.

June 2013	Stockholders of TearLab Corporation approve the amendment of the Plan to provide for an increase in the share reserve under the Plan by 1,000,000 from 4,200,000 to 5,200,000.

February 2014	Board of Directors of TearLab Corporation approve the amendment of the Plan to provide for an increase in the share reserve under the Plan by 1,000,000 from 5,200,000 to 6,200,000, to remove prospective service providers from the list of individuals eligible to participate in the Plan, to remove the limits on the number of awards that may be granted to an employee in a fiscal year, and to make certain other amendments to update the Plan.

June 2014	Stockholders of TearLab Corporation approve the amendment of the Plan to provide for an increase in the share reserve under the Plan by 1,000,000 from 5,200,000 to 6,200,000, to remove prospective service providers from the list of individuals eligible to participate in the Plan, to remove the limits on the number of awards that may be granted to an employee in a fiscal year, and to make certain other amendments to update the Plan.

February 2015	Board of Directors of TearLab Corporation approve the amendment of the Plan to provide for an increase in the share reserve under the Plan by 1,000,000 from 6,200,000 to 7,200,000 and to eliminate the ability of the Board to re-price options without stockholder approval.

June 2015	Stockholders of TearLab Corporation approve the amendment of the Plan to provide for an increase in the share reserve under the Plan by 1,000,000 from 6,200,000 to 7,200,000 and to eliminate the ability of the Board to re-price options without stockholder approval.